Exhibit 99.1

First National Corporation Reports Second Quarter 2021 Financial Results

STRASBURG, Va., July 29, 2021 --- First National Corporation (the “Company” or “First National”) (NASDAQ: FXNC), the bank holding company of First Bank (the “Bank”), reported unaudited consolidated net income of $3.3 million, or $0.69 per diluted share, for the second quarter of 2021, which resulted in return on average assets of 1.31% and return on average equity of 15.33%. This compares to net income of $2.2 million, or $0.46 per diluted share, and return on average assets of 1.00% and return on average equity of 11.30% for the second quarter of 2020.

During the second quarter of 2021, the Company incurred merger related expenses totaling $277 thousand related to the acquisition of The Bank of Fincastle (the “Merger”), which was completed on July 1, 2021. Merger related expenses were comprised primarily of legal and professional fees. Also included in earnings in the second quarter of 2021 was a recovery of loan losses totaling $1.0 million, compared to a provision for loan losses of $800 thousand in the same period of 2020.

Key highlights of the second quarter of 2021 are as follows. Comparisons are to the corresponding period in the prior year unless otherwise stated:

•	Return on average assets of 1.31%
•	Return on average equity of 15.33%
•	Efficiency ratio of 63.65%
•	Noninterest income increased 37% to $2.4 million
•	Nonperforming assets decreased to 0.21% of total assets
•	Recovery of loan losses totaled $1.0 million
•	Merger related expenses totaled $277 thousand

“We are especially pleased with the Company’s financial performance for the second quarter while our team worked to complete the Merger with The Bank of Fincastle on July 1,” said Scott Harvard, president and chief executive officer.  Harvard continued. “In addition to a return to superior asset quality metrics, which resulted in a recovery of loan losses, the Bank experienced a 37% increase in noninterest income that was primarily from revenue growth from all banking services. Fee income earned from deposit accounts, wealth management, and other customer services increased, all with double digit growth percentages. The Company also absorbed $277 thousand of merger related expenses during the period. We are delighted with the team of associates who have joined the Bank through the Merger and we are optimistic about prospects for the future.”

COVID-19 PANDEMIC UPDATE

Operations

During the second quarter of 2021, the Bank continued to follow its Pandemic Plan that strives to protect the health of its employees and customers, while continuing to deliver banking services. In response to vaccinations that continued to be provided to thousands of people in our market areas, and the decrease in the number of COVID-19 cases in our communities, the Bank entered phase two of its plan in late March 2021 after operating in phase one since early December 2020. After operating for almost four months primarily through branch drive throughs, ATMs, and mobile and internet banking platforms, lobbies re-opened in March for walk-in customers to conduct their banking business.

Paycheck Protection Program

The Bank continued to participate as a lender in the U.S. Small Business Administration’s (“SBA”) Paycheck Protection Program (“PPP”) to support local small businesses and non-profit organizations by providing forgivable loans. During the second and third quarters of 2020, the Bank originated $76.6 million of PPP loans, received $2.5 million of loan fees from the SBA, and incurred $535 thousand of loan origination costs. The PPP stopped accepting applications in August of 2020. The loan fees continue to be accreted into earnings evenly over the life of the loans, net of loan origination costs, through interest and fees on loans. PPP loans that were originated in 2020 totaled $26.1 million at June 30, 2021 and are scheduled to mature in the second and third quarters of 2022.

Congress revived the PPP as part of the COVID-19 relief bill that was signed into law on December 27, 2020. The Bank began participating again as a lender in the PPP in January of 2021. During the first and second quarters of 2021, the Bank originated $26.2 million of PPP loans, received $1.4 million of loan fees from the SBA, and incurred $65 thousand of loan origination costs. Like the PPP loans originated in 2020, loan fees are being accreted into earnings evenly over the life of the loans, net of loan origination costs, through interest and fees on loans. PPP loans that were originated in 2021 totaled $25.0 million at June 30, 2021 and are scheduled to mature in the first and second quarters of 2026.

Asset Quality Impact

The pandemic has negatively impacted the financial condition of certain loan customers. The Bank expects customers in certain sectors of its commercial real estate loan portfolio, including retail shopping, lodging and leisure, may experience elevated financial pressure in future periods. Those sectors comprised 5%, 4% and 1% of the loan portfolio, respectively, excluding PPP loans, at June 30, 2021. The Bank also expects that loans in those same sectors of its commercial and industrial loan portfolio may also experience financial pressure in future periods. The magnitude of the potential decline in the Bank’s loan quality in future periods will likely depend on the duration of the pandemic and the extent that the Bank’s customers experience business interruptions.

Loan Modifications

In response to the unknown impact of the pandemic on the economy and its customers, the Bank created and implemented a loan payment deferral program for individual and business customers beginning in the first quarter of 2020, which provided them the opportunity to defer monthly payments for 90 days. By June 30, 2020, loans participating in the program reached $182.6 million. The majority of these loans resumed regular payments during the second half of 2020 after their deferral periods ended. There were no loans remaining in the loan payment deferral program at June 30, 2021.

During the fourth quarter of 2020, and during the first half of 2021, the Bank modified terms of certain loans for customers that continued to be negatively impacted by the pandemic by lowering borrower’s loan payments with interest only payments for periods ranging between 6 and 24 months. Modified loans totaled $13.4 million at June 30, 2021, with $13.2 million in the Bank’s commercial real estate loan portfolio and $158 thousand in the commercial and industrial loans portfolio. The loans were comprised of $11.7 million in the lodging sector and $1.7 million in the leisure sector. All modified loans were either performing under their modified terms or resumed regular loan payments as of June 30, 2021.

Capital

The Company issued $5.0 million of subordinated debt in June 2020 as a result of its risk management program and capital planning. The purpose of the issuance was primarily to further strengthen holding company liquidity and to remain a source of strength for the Bank in the event of a severe economic downturn. The Company may also use the proceeds of the issuance for general corporate purposes, including the potential repayment of the Company’s subordinated debt that was issued in 2015 and became callable on a quarterly basis beginning January 1, 2021. The Company issued the debt with a 5.50% fixed-to-floating rate subordinated note due 2030 to an institutional investor and was structured to qualify as Tier 2 capital under bank regulatory guidelines.

After being suspended for most of 2020, the Company’s stock repurchase plan ended on December 31, 2020. The Company has not authorized another stock repurchase plan due to certain factors, which include the continued uncertainty and potential impact of the pandemic on the economy and the Bank’s customers. The Company continued to pay cash dividends on common stock of $0.11 per share throughout 2020, and in February 2021, it declared a quarterly cash dividend of $0.12 per share, which was a 9% increase. In May 2021, the Company declared another quarterly cash dividend of $0.12 per share.

BALANCE SHEET

Total assets of First National increased $82.5 million, or 9%, to $1.0 billion at June 30, 2021, compared to $942.1 million at June 30, 2020. The increase was primarily attributable to a $23.8 million, or 26%, increase in interest-bearing deposits in banks, a $93.5 million, or 66%, increase in total securities, which were partially offset by a $33.3 million, or 5%, decrease in loans, net of the allowance for loan losses. The decrease in the loan portfolio included PPP loan balances that decreased $22.2 million, comparing the same periods.

Total liabilities increased $74.6 million, or 9%, to $935.9 million at June 30, 2021, compared to $861.3 million one year ago. The increase in total liabilities was primarily attributable to growth in deposits. Total deposits increased $75.3 million, or 9%, to $914.3 million. Noninterest-bearing demand deposits increased $36.6 million, or 14%, savings and interest-bearing demand deposits increased $57.2 million, or 12%, while time deposits decreased $18.5 million, or 16%. The origination of PPP loans during the first six months of 2021 contributed to the deposit growth as many customers deposited proceeds of the loans in their deposit accounts at the Bank. Although proceeds from PPP loan originations contributed to the increase in deposits, the Bank also experienced a significant amount of deposit growth that was not related to proceeds from PPP loan originations.

Shareholders’ equity increased $7.9 million, or 10%, to $88.7 million at June 30, 2021, compared to one year ago, primarily from an increase in retained earnings. The Bank was considered well-capitalized at June 30, 2021.

PERFORMANCE ANALYSIS OF THE THREE-MONTH PERIOD

Net income totaled $3.3 million, or $0.69 per diluted share, for the second quarter of 2021, which resulted in return on average assets of 1.31% and return on average equity of 15.33%. This compares to net income of $2.2 million, or $0.46 per diluted share, and return on average assets of 1.00% and return on average equity of 11.30% for the second quarter of 2020.

Net interest income increased $84 thousand, or 1%, to $7.5 million for the second quarter of 2021, compared to the same period of 2020. The increase resulted from a $284 thousand, or 34%, decrease in total interest expense, which was partially offset by a $200 thousand decrease in total interest and dividend income. The net interest margin decreased 49 basis points to 3.10%. The decrease in the net interest margin was offset by growth in average earning assets of $140.1 million, or 17%, and resulted in an increase in net interest income.

The $284 thousand decrease in total interest expense was primarily a result of a $348 thousand, or 51%, decrease in interest expense on deposits, which was partially offset by a $63 thousand increase in interest expense on subordinated debt.  The decrease in interest expense on deposits was attributable to reduced interest rates paid on deposits and the increase in interest expense on subordinated debt resulted from a $4.9 million increase in the average balance of subordinated debt.

The $200 thousand decrease in total interest and dividend income was primarily a result of a $342 thousand, or 5%, decrease in interest and fees on loans, which was partially offset by a $121 thousand, or 15%, increase in interest income and dividends on securities.  The decrease in interest income on loans was attributable to a 22-basis point decrease in the loan yield, while the increase in interest income on securities resulted from a $47.9 million increase in the average balance of securities.

Noninterest income increased $662 thousand, or 37%, to $2.4 million compared to the same period of 2020. Service charges on deposits increased $99 thousand, or 28%, ATM and check card fees increased $132 thousand, or 24%, wealth management fees increased $145 thousand, or 28%, fees for other customer services increased $70 thousand, or 30%, and other operating income increased $223 thousand. The increase in service charges on deposits resulted from an increase in overdraft fee income, ATM and check card fees increased from an increase in card use by customers, wealth management increased from a higher amount of assets under management, and fees for other customer services increased primarily from fee revenue earned on brokered mortgage loans sold in the secondary market. Other operating income increased primarily from income earned on investments in Small Business Investment Companies.

Noninterest expense increased $1.0 million, or 18%, to $6.6 million, compared to the same period one year ago. The increase was primarily attributable to a $671 thousand increase in salaries and employee benefits and a $182 thousand increase in legal and professional fees. The increase in salaries and employee benefits resulted primarily from $520 thousand of deferred PPP loan origination costs in the prior year.  The increase in legal and professional fees was attributable to merger related expenses. Merger related expenses totaled $277 thousand in the second quarter of 2021.

PERFORMANCE ANALYSIS OF THE SIX-MONTH PERIOD

Net income totaled $5.8 million, or $1.19 per diluted share, for the six months ended June 30, 2021, which resulted in return on average assets of 1.15% and return on average equity of 13.44%. This compares to net income of $3.9 million, or $0.81 per diluted share, and return on average assets of 0.93% and return on average equity of 10.01% for the same period of 2020.

Net interest income increased $570 thousand, or 4%, to $15.0 million for the six months ended June 30, 2021, compared to the same period of 2020. The increase resulted from a $843 thousand, or 43%, decrease in total interest expense, which was partially offset by a $273 thousand decrease in total interest and dividend income. The net interest margin decreased 48 basis points to 3.19%. The decrease in the net interest margin was offset by growth in average earning assets of $161.2 million, or 20%, and resulted in an increase in net interest income.

The $843 thousand decrease in total interest expense was primarily a result of a $947 thousand, or 58%, decrease in interest expense on deposits, which was partially offset by a $127 thousand increase in interest expense on subordinated debt.  The decrease in interest expense on deposits was attributable to reduced interest rates paid on deposits, and the increase in interest expense on subordinated debt resulted from a $5.0 million increase in the average balance of subordinated debt.

The $273 thousand decrease in total interest and dividend income was primarily a result of a $402 thousand, or 3%, decrease in interest and fees on loans and a $64 thousand, or 48%, decrease in interest on deposits in banks.  These increases were partially offset by a $193 thousand, or 12%, increase in interest income and dividends on securities.  The decrease in interest income on loans was attributable to a 33-basis point decrease in the yield on loans and the decrease in interest on deposits in banks resulted from a 45-basis point decrease in the yield on deposits in banks, while the increase in interest income on securities resulted from a $32.7 million increase in the average balance of securities.

Noninterest income increased $706 thousand, or 18%, to $4.6 million compared to the same period of 2020. ATM and check card fees increased $214 thousand, or 20%, wealth management fees increased $263 thousand, or 25%, fees for other customer services increased $149 thousand, or 34%, and other operating income increased $216 thousand. The increase in ATM and check card fees increased from an increase in card use by customers, wealth management increased from a higher amount of assets under management, and fees for other customer services increased primarily from fee revenue earned on brokered mortgage loans sold in the secondary market. Other operating income increased primarily from income earned on investments in Small Business Investment Companies. The increases were partially offset by a $140 thousand decrease in service charges on deposit accounts, which was a result of a decrease in overdraft fee income.

Noninterest expense increased $1.5 million, or 13%, to $13.3 million, compared to the same period one year ago. The increase was primarily attributable to a $637 thousand increase in salaries and employee benefits and a $640 thousand increase in legal and professional fees. The increase in salaries and employee benefits resulted primarily from $520 thousand of deferred PPP loan origination costs in the prior year.  The increase in legal and professional fees was attributable to merger related expenses.  Merger related expenses totaled $682 thousand for the six months ended June 30, 2021.

ASSET QUALITY / LOAN LOSS PROVISION

Recovery of loan losses totaled $1.0 million for the second quarter of 2021, which was attributable to a $2.1 million decrease in the specific reserve component of the allowance for loan losses, and was partially offset by net charge-offs of $1.0 million. The general reserve component of the allowance for loan losses increased by $89 thousand during the second quarter of 2021 from an increase in the historical loss reserve that was partially offset by an upgrade to the asset quality qualitative factor. The allowance for loan losses totaled $5.5 million, or 0.89% of total loans at June 30, 2021. Excluding PPP loans, the allowance for loan losses totaled 0.97% of total loans. Provision for loan losses totaled $800 thousand for the same period of 2020, and the allowance for loan losses totaled $6.3 million, or 0.97% of total loans at June 30, 2020.

Recovery of loan losses totaled $1.0 million for the six months ended June 30, 2021, which was also attributable to a $2.1 million decrease in the specific reserve component of the allowance for loan losses, and was partially offset by net charge-offs of $1.0 million for the six month period compared to net charge-offs of $338 thousand for the same period one year ago. Provision for loan losses totaled $1.7 million for the six months ended June 30, 2020.

Loans 30 to 89 days past due and accruing totaled $550 thousand, or 0.09% of total loans at June 30, 2021 compared to $1.1 million, or 0.17% of total loans one year ago. Accruing substandard loans totaled $322 thousand at June 30, 2021 and $8.6 million at June 30, 2020. Nonperforming assets consisted only of non-accrual loans and totaled $2.1 million, or 0.21% of total assets at June 30, 2021, compared to $6.8 million, or 0.66% of total assets at March 31, 2021, and $1.5 million, or 0.16% of total assets at June 30, 2020.  The decrease in non-accrual loans during the second quarter was primarily attributable to the resolution of a $4.3 million loan that was partially charged-off.

ACQUISITION OF THE BANK OF FINCASTLE

On July 1, 2021, the Company completed the acquisition of The Bank of Fincastle (“Fincastle”) for an aggregate purchase price of $33.8 million of cash and stock.  Fincastle was merged with and into First Bank at the time of the Merger. With the addition of Fincastle, the Company would have had approximately $1.3 billion in assets, $811.8 million in total gross loans outstanding and $1.2 billion in total deposits on a combined basis at June 30, 2021. The former Fincastle branches will continue to operate as The Bank of Fincastle, a division of First Bank, until the systems conversion, which is expected to be completed in October 2021. For the three-month and six-month periods ended June 30, 2021, the Company recorded merger related expenses of $277 thousand and $682 thousand, respectively, in connection with the acquisition of Fincastle. The Company estimates that it will incur aggregate merger related costs of $4.2 million, with the remaining $3.5 million expected to be recorded in the second half of 2021.

FORWARD-LOOKING STATEMENTS

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Forward-looking statements involve a number of risks and uncertainties, including the rapidly changing uncertainties related to the COVID-19 pandemic and its potential adverse effect on the economy, our employees and customers, and our financial performance. For details on other factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, and other filings with the Securities and Exchange Commission.

ABOUT FIRST NATIONAL CORPORATION

First National Corporation (NASDAQ: FXNC) is the parent company and bank holding company of First Bank, a community bank that first opened for business in 1907 in Strasburg, Virginia. The Bank offers loan and deposit products and services through its website, www.fbvirginia.com, its mobile banking platform, a network of ATMs located throughout its market area, one loan production office, a customer service center in a retirement community, and 20 bank branch office locations located throughout the Shenandoah Valley, the central regions of Virginia, the city of Richmond and the Roanoke market area. In addition to providing traditional banking services, the Bank operates a wealth management division under the name First Bank Wealth Management. First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

CONTACTS

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@fbvirginia.com

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Income Statement
Interest income
Interest and fees on loans	$7,074	$7,143	$7,310	$7,568	$7,416
Interest on deposits in banks	37	33	31	25	16
Interest on securities
Taxable interest	697	717	567	575	636
Tax-exempt interest	215	180	163	152	151
Dividends	22	22	24	23	26
Total interest income	$8,045	$8,095	$8,095	$8,343	$8,245
Interest expense
Interest on deposits	$328	$363	$410	$541	$676
Interest on subordinated debt	154	154	160	160	91
Interest on junior subordinated debt	68	66	68	68	67
Total interest expense	$550	$583	$638	$769	$834
Net interest income	$7,495	$7,512	$7,457	$7,574	$7,411
Provision for (recovery of) loan losses	(1,000)	—	(200)	1,500	800
Net interest income after provision for (recovery of) loan losses	$8,495	$7,512	$7,657	$6,074	$6,611
Noninterest income
Service charges on deposit accounts	$447	$442	$553	$446	$348
ATM and check card fees	682	601	576	669	550
Wealth management fees	657	643	598	573	512
Fees for other customer services	307	286	216	323	237
Income from bank owned life insurance	100	113	124	131	99
Net gains on securities	—	37	2	38	—
Net gains on sale of loans	18	7	10	3	26
Other operating income	224	14	73	18	1
Total noninterest income	$2,435	$2,143	$2,152	$2,201	$1,773
Noninterest expense
Salaries and employee benefits	$3,693	$3,555	$3,212	$3,498	$3,022
Occupancy	399	447	422	433	409
Equipment	433	431	440	439	418
Marketing	138	106	112	63	74
Supplies	77	88	90	112	103
Legal and professional fees	483	737	310	262	301
ATM and check card expense	268	231	253	259	223
FDIC assessment	78	69	105	52	60
Bank franchise tax	172	168	161	162	161
Data processing expense	216	204	196	191	188
Amortization expense	5	14	24	33	42
Other real estate owned expense (income), net	—	—	—	—	—
Other operating expense	668	600	569	631	612
Total noninterest expense	$6,630	$6,650	$5,894	$6,135	$5,613
Income before income taxes	$4,300	$3,005	$3,915	$2,140	$2,771
Income tax expense	958	569	759	386	528
Net income	$3,342	$2,436	$3,156	$1,754	$2,243

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Common Share and Per Common Share Data
Net income, basic	$0.69	$0.50	$0.65	$0.36	$0.46
Weighted average shares, basic	4,868,901	4,863,823	4,858,288	4,854,144	4,849,719
Net income, diluted	$0.69	$0.50	$0.65	$0.36	$0.46
Weighted average shares, diluted	4,873,286	4,872,097	4,861,208	4,854,649	4,849,719
Shares outstanding at period end	4,870,459	4,868,462	4,860,399	4,858,217	4,852,187
Tangible book value at period end	$18.21	$17.65	$17.47	$16.92	$16.63
Cash dividends	$0.12	$0.12	$0.11	$0.11	$0.11

Key Performance Ratios
Return on average assets	1.31%	1.00%	1.31%	0.74%	1.00%
Return on average equity	15.33%	11.53%	15.03%	8.52%	11.30%
Net interest margin	3.10%	3.27%	3.30%	3.41%	3.59%
Efficiency ratio (1)	63.65%	64.53%	61.00%	62.35%	60.34%

Average Balances
Average assets	$1,026,583	$988,324	$954,810	$944,390	$899,301
Average earning assets	976,842	937,199	904,511	889,127	836,741
Average shareholders’ equity	87,442	85,708	83,545	81,894	79,845

Asset Quality
Loan charge-offs	$1,085	$66	$165	$115	$176
Loan recoveries	64	67	73	96	88
Net charge-offs (recoveries)	1,021	(1)	92	19	88
Non-accrual loans	2,102	6,814	6,714	6,974	1,480
Other real estate owned, net	—	—	—	—	—
Nonperforming assets	2,102	6,814	6,714	6,974	1,480
Loans 30 to 89 days past due, accruing	550	906	996	885	1,094
Loans over 90 days past due, accruing	5	—	302	6	1
Troubled debt restructurings, accruing	—	—	—	—	4,313
Special mention loans	—	—	—	510	2,034
Substandard loans, accruing	322	1,343	1,394	3,804	8,616

Capital Ratios (2)
Total capital	$95,856	$94,044	$91,243	$89,155	$88,109
Tier 1 capital	90,391	86,717	84,032	81,883	81,813
Common equity tier 1 capital	90,391	86,717	84,032	81,883	81,813
Total capital to risk-weighted assets	16.25%	16.05%	15.82%	15.34%	15.20%
Tier 1 capital to risk-weighted assets	15.32%	14.80%	14.57%	14.09%	14.11%
Common equity tier 1 capital to risk-weighted assets	15.32%	14.80%	14.57%	14.09%	14.11%
Leverage ratio	8.78%	8.78%	8.80%	8.67%	9.08%

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Balance Sheet
Cash and due from banks	$13,913	$11,940	$13,115	$13,349	$17,717
Interest-bearing deposits in banks	114,334	164,322	114,182	108,857	90,562
Securities available for sale, at fair value	222,236	159,742	140,225	117,132	123,193
Securities held to maturity, at amortized cost	10,898	13,424	14,234	15,101	16,211
Restricted securities, at cost	1,631	1,631	1,875	1,848	1,848
Loans held for sale	—	—	245	—	170
Loans, net of allowance for loan losses	611,883	630,716	622,429	640,591	645,220
Premises and equipment, net	18,876	19,087	19,319	19,548	19,792
Accrued interest receivable	2,662	2,609	2,717	3,156	3,863
Bank owned life insurance	18,128	18,029	17,916	17,792	17,661
Core deposit intangibles, net	—	5	19	43	76
Other assets	10,032	6,625	4,656	5,316	5,777
Total assets	$1,024,593	$1,028,130	$950,932	$942,733	$942,090

Noninterest-bearing demand deposits	$290,571	$292,280	$263,229	$256,733	$253,974
Savings and interest-bearing demand deposits	528,002	526,012	479,035	480,017	470,764
Time deposits	95,732	97,765	100,197	101,645	114,277
Total deposits	$914,305	$916,057	$842,461	$838,395	$839,015
Subordinated debt	9,992	9,992	9,991	9,987	9,982
Junior subordinated debt	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	2,335	6,876	4,285	2,816	3,026
Total liabilities	$935,911	$942,204	$866,016	$860,477	$861,302

Preferred stock	$—	$—	$—	$—	$—
Common stock	6,088	6,086	6,075	6,073	6,065
Surplus	6,295	6,214	6,151	6,081	5,967
Retained earnings	73,901	71,144	69,292	66,670	65,451
Accumulated other comprehensive income, net	2,398	2,482	3,398	3,432	3,305
Total shareholders’ equity	$88,682	$85,926	$84,916	$82,256	$80,788
Total liabilities and shareholders’ equity	$1,024,593	$1,028,130	$950,932	$942,733	$942,090

Loan Data
Mortgage loans on real estate:
Construction and land development	$25,035	$25,720	$27,328	$27,472	$31,981
Secured by farmland	495	507	521	533	872
Secured by 1-4 family residential	235,158	236,870	235,814	234,198	234,188
Other real estate loans	244,960	248,357	246,362	249,786	247,623
Loans to farmers (except those secured by real estate)	232	436	637	1,120	711
Commercial and industrial loans (except those secured by real estate)	102,734	117,109	109,201	124,157	123,995
Consumer installment loans	5,179	5,684	6,458	7,378	8,401
Deposit overdrafts	174	112	143	194	170
All other loans	3,381	3,407	3,450	3,530	3,575
Total loans	$617,348	$638,202	$629,914	$648,368	$651,516
Allowance for loan losses	(5,465)	(7,486)	(7,485)	(7,777)	(6,296)
Loans, net	$611,883	$630,716	$622,429	$640,591	$645,220

FIRST NATIONAL CORPORATION

Quarterly Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30,	March 31,	December 31,	September 30,	June 30,
	2021	2021	2020	2020	2020
Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$7,074	$7,143	$7,310	$7,568	$7,416
Interest income – investments and other	971	952	785	775	829
Interest expense – deposits	(328)	(363)	(410)	(541)	(676)
Interest expense – subordinated debt	(154)	(154)	(160)	(160)	(91)
Interest expense – junior subordinated debt	(68)	(66)	(68)	(68)	(67)
Total net interest income	$7,495	$7,512	$7,457	$7,574	$7,411
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$8	$8	$8	$8	$8
Tax benefit realized on non-taxable interest income – municipal securities	57	48	43	41	40
Total tax benefit realized on non-taxable interest income	$65	$56	$51	$49	$48
Total tax-equivalent net interest income	$7,560	$7,568	$7,508	$7,623	$7,459

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2021	2020
Income Statement
Interest income
Interest and fees on loans	$14,217	$14,619
Interest on deposits in banks	70	134
Interest on securities
Taxable interest	1,414	1,306
Tax-exempt interest	395	302
Dividends	44	52
Total interest income	$16,140	$16,413
Interest expense
Interest on deposits	$691	$1,638
Interest on federal funds purchased	—	—
Interest on subordinated debt	308	181
Interest on junior subordinated debt	134	157
Interest on other borrowings	—	—
Total interest expense	$1,133	$1,976
Net interest income	$15,007	$14,437
Provision for (recovery of) loan losses	(1,000)	1,700
Net interest income after provision for loan losses	$16,007	$12,737
Noninterest income
Service charges on deposit accounts	$889	$1,029
ATM and check card fees	1,283	1,069
Wealth management fees	1,300	1,037
Fees for other customer services	593	444
Income from bank owned life insurance	213	214
Net gains (losses) on securities	37	—
Net gains on sale of loans	25	57
Other operating income	238	22
Total noninterest income	$4,578	$3,872
Noninterest expense
Salaries and employee benefits	$7,248	$6,611
Occupancy	846	811
Equipment	864	828
Marketing	244	180
Supplies	165	192
Legal and professional fees	1,220	580
ATM and check card expense	499	468
FDIC assessment	147	90
Bank franchise tax	340	314
Data processing expense	420	372
Amortization expense	19	94
Other real estate owned expense (income), net	—	—
Other operating expense	1,268	1,217
Total noninterest expense	$13,280	$11,757
Income before income taxes	$7,305	$4,852
Income tax expense	1,527	904
Net income	$5,778	$3,948

FIRST NATIONAL CORPORATION

Year-to-Date Performance Summary

(in thousands, except share and per share data)

	(unaudited)
	For the Six Months Ended
	June 30,	June 30,
	2021	2020
Common Share and Per Common Share Data
Net income, basic	$1.19	$0.81
Weighted average shares, basic	4,866,376	4,900,303
Net income, diluted	$1.19	$0.81
Weighted average shares, diluted	4,872,706	4,902,845
Shares outstanding at period end	4,870,459	4,852,187
Tangible book value at period end	$18.21	$16.63
Cash dividends	$0.24	$0.22

Key Performance Ratios
Return on average assets	1.15%	0.93%
Return on average equity	13.44%	10.01%
Net interest margin	3.19%	3.67%
Efficiency ratio (1)	64.09%	63.41%

Average Balances
Average assets	$1,009,630	$852,866
Average earning assets	957,176	795,957
Average shareholders’ equity	86,668	79,356

Asset Quality
Loan charge-offs	$1,151	$504
Loan recoveries	131	166
Net charge-offs	1,020	338

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$14,217	$14,619
Interest income – investments and other	1,923	1,794
Interest expense – deposits	(691)	(1,638)
Interest expense – federal funds purchased	—	—
Interest expense – subordinated debt	(308)	(181)
Interest expense – junior subordinated debt	(134)	(157)
Interest expense – other borrowings	—	—
Total net interest income	$15,007	$14,437
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$16	$18
Tax benefit realized on non-taxable interest income – municipal securities	105	80
Total tax benefit realized on non-taxable interest income	$121	$98
Total tax-equivalent net interest income	$15,128	$14,535

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense, amortization of intangibles, gains and losses on disposal of premises and equipment, and merger related expenses by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 21%. See the tables above for tax-equivalent net interest income and reconciliations of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes; however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.

(2) All capital ratios reported are for First Bank.